Exhibit 99.1
The Ensign Group, Inc. Reports Fourth Quarter 2007 Earnings
Conference Call and Webcast Scheduled for March 7, 2008 at 2:00 pm ET
MISSION VIEJO, California (PR Newswire) – March 6, 2008— The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services and assisted living companies, today reported results for the fourth quarter and the fiscal year ended 2007.
Highlights of the Fourth Quarter Include:
•	Total revenue was $109.0 million, up 11.8% from the prior year

•	Organic revenue grew 5.0%

•	Sequential revenue grew 4.7% over Q3, an acceleration from Q3 2007 growth of 3.8%

•	Skilled revenue was 42.8%, an increase of 110 basis points sequentially

•	EBITDAR was $16.8 million, up 11.7% vs. a year ago and up 20.9% sequentially

•	Net income was $6.2 million, up 16.5% over Q4 2006 and up 39.5% sequentially
Operating Results
For the quarter ended December 31, 2007, total revenue was $109.0 million, up 11.8% compared to $97.5 million for the prior year quarter, and up 4.7% sequentially. On a same-facility basis, total revenue in the fourth quarter of 2007 increased 5.0% from the comparable quarter in the prior year. In addition, revenue generated by facilities acquired subsequent to October 1, 2006 increased by $6.7 million.
The company reported fourth quarter 2007 net income of $6.2 million or $0.32 per diluted share, compared to $5.4 million or $0.31 per diluted share for the fourth quarter of 2006.
Commenting on the results, Ensign President and Chief Executive Officer Christopher Christensen said, “We are pleased with our fourth quarter 2007 performance. We believe that these results represent a strong validation of Ensign’s business model and demonstrate robust momentum heading into 2008.”
For the year ended December 31, 2007, total net revenue was $411.3 million, up 14.7% compared to $358.6 million for the fiscal year 2006. On a same-facility basis, total revenue for the year ended 2007 increased 2.3% from the comparable period in 2006. In addition, revenue generated by facilities acquired in 2006 and 2007 increased $45.0 million.

The company reported net income for the year ended 2007 of $20.5 million or $1.17 per diluted share compared to $22.5 million or $1.34 per diluted share for the year ended 2006. EBITDAR for the year ended December 31, 2007 was $60.4 million as compared to EBITDAR of $59.5 million for the comparable period in 2006. EBITDAR is a non-GAAP financial measure. A discussion of the company’s use of this non-GAAP financial measure is set forth below, and a reconciliation of net income to EBITDAR for the fourth quarter 2007 and 2006 and the year ended December 31, 2007 and 2006, respectively, appears in the financial data portion of this release.
More complete information is contained in the Company’s 10-K, which was filed with the SEC today and can be viewed on the Company’s website at http://www.ensigngroup.net.
Recent Highlights
On February 21, 2008, Ensign operating subsidiaries expanded their credit facility with GE Healthcare Financial Services to $50.0 million and extended it for an additional five years. In addition to funding working capital, the credit facility also supports Ensign’s growth strategy of acquiring underperforming facilities that cannot typically be financed with conventional acquisition loans. The new loan carries borrowing options that allow Ensign to draw short-term revolving credit borrowings, or one to six month LIBOR-based fixed-rate borrowings, at Ensign’s option.
On February 1, 2008, Covey C. Christensen became the President of The Flagstone Group, Inc., the Ensign subsidiary responsible for supporting fifteen Southern California operating locations located throughout Los Angeles, Orange and San Diego Counties. He replaced Christopher Christensen, who had been doing double duty as both Ensign’s CEO and Flagstone’s interim President since May 2007. The Company’s intention to install a permanent leader for Flagstone was previously disclosed in Ensign’s recent Registration Statement on Form S-1 and Form 10-Q for the third quarter of 2007.
Ensign also recently announced that its Waverly Park skilled nursing facility in Tucson, Arizona has successfully graduated from the Special Focus Facility Program established by the Centers for Medicare and Medicaid Services (CMS). The 200-bed skilled nursing facility was in bankruptcy when Ensign acquired it, and was placed on Special Focus status by CMS in 2005 based on its long history of what CMS calls “yo-yo” compliance. The challenging clinical turnaround concluded when the facility passed its final Special Focus inspection in November 2007 with a nearly unheard-of one-deficiency survey report. Ensign now has two additional facilities that have been named to the Special Focus Facility list. CMS and state regulators selected the two based on their last three years of regulatory history, even though Ensign acquired them much more recently. One of the facilities, Mt. Ogden Rehab & Care Center in Ogden, Utah, has already had one successful survey by state regulators since Ensign took it over.
2008 Guidance
Ensign currently expects revenue of $450.0 million to $454.0 million and fully diluted earnings per share between $1.27 and $1.32 for fiscal year 2008. This guidance assumes, among other things, no additional acquisitions or dispositions, a continued stable Medicare reimbursement environment and no net changes in the Medicaid environment.

Conference Call
A live webcast will be held on Friday, March 7, 2008, at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) to discuss Ensign’s fourth quarter and fiscal year 2007 financial results. To listen to the webcast, or to view any financial or other statistical information required by SEC Regulation G, please visit the Investors section of the Ensign website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. (Pacific Time) on Monday, March 17, 2008.
About Ensign™
The Ensign Group, Inc.’s operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients, at 61 facilities located in California, Arizona, Texas, Washington, Utah and Idaho. Each of these facilities is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this release is not meant to imply that these facilities are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about our business, financial performance, operating results, the industry in which we operate and other future events. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding our growth prospects, future operating and financial performance, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to materially and adversely differ from those expressed in any forward-looking statement.
These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for our services; our ability to acquire, develop, manage or improve facilities, our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our operating margins and profitability could suffer if we are unable to grow and manage effectively our increasing number of facilities; competition from other companies in the acquisition, development and operation of facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review our periodic filings with the Securities and Exchange Commission, including our Form 10-K, which was filed today, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$108,979	$97,509	$411,318	$358,574

Expense:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	87,837	78,705	335,014	284,847
Facility rent—cost of services	4,164	4,144	16,675	16,404
General and administrative expense	4,307	3,739	15,945	14,210
Depreciation and amortization	1,962	1,360	6,966	4,221

Total expenses	98,270	87,948	374,600	319,682

Income from operations	10,709	9,561	36,718	38,892

Other income (expense):
Interest expense	(1,206)	(919)	(4,844)	(2,990)

Interest income	584	272	1,558	772

Other expense, net	(622)	(647)	(3,286)	(2,218)

Income before provision for income taxes	10,087	8,914	33,432	36,674

Provision for income taxes	3,858	3,564	12,905	14,125

Net income	$6,229	$5,350	$20,527	$22,549

Net income per share:

Basic	$0.35	$0.39	$1.39	$1.66

Diluted	$0.32	$0.31	$1.17	$1.34

Weighted average common shares outstanding:

Basic	17,566	13,393	14,497	13,366

Diluted	19,204	16,984	17,470	16,823

Consolidated Balance Sheets
(in thousands)

	December 31,
	2007	2006
Assets

Cash and cash equivalents	$51,732	$25,491

Other current assets	68,631	58,314

Total current assets	120,363	83,805

Property and equipment, net	124,861	87,133

Other assets	22,165	19,593

Total assets	$267,389	$190,531

Liabilities and stockholders’ equity

Current liabilities:

Current liabilities, excluding current maturities of long-term debt	$54,401	$54,583

Current maturities of long-term debt	2,993	941

Total current liabilities	57,394	55,524

Long-term debt—less current maturities	60,577	63,587

Other long-term liabilities	19,741	17,548

Series A redeemable convertible preferred stock	—	2,725

Total Stockholders’ equity	129,677	51,147

Total liabilities and stockholders’ equity	$267,389	$190,531

Reconciliation of Net Income to EBITDAR
(in thousands)

	Three Months Ended
	December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income	$6,229	$5,350	$20,527	$22,549

Interest expense, net	622	647	3,286	2,218

Provision for income taxes	3,858	3,564	12,905	14,125

Depreciation and amortization	1,962	1,360	6,966	4,221

Facility rent—cost of services	4,164	4,144	16,675	16,404

EBITDAR	$16,835	$15,065	$60,359	$59,517

Discussion of Non-GAAP Financial Measures
EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, and (d) facility rent-cost of services. The Company believes that the presentation of EBITDAR provides important supplemental information to management and investors to evaluate the Company’s operating performance. This non-GAAP financial measure should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the Company believes that this non-GAAP measure provides useful information to investors, the specific manner in which management uses this measure, and some of the limitations associated with the use of this measure, please refer to the Company’s Report on Form 10-K filed today with the SEC. The Form 10-K is available on the SEC’s website at www.sec.gov or under the “Financial Information” link of the Investor Relations section of Ensign’s website.